Exhibit 10.1
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Second Amendment to Executive Employment Agreement (the “Amendment”) is made as of this 5th day of October, 2010 by and among COMM BANCORP INC., a Pennsylvania business corporation (“Comm Bancorp”), COMMUNITY BANK AND TRUST COMPANY, a Pennsylvania state-chartered banking institution (the “Bank”) and WILLIAM R. BOYLE, an adult individual and resident of the Commonwealth of Pennsylvania (“Executive”) to amend that certain Executive Employment Agreement dated October 1, 2001 by and among Comm Bancorp, the Bank and the Executive (the “Executive Agreement”).
WITNESSETH:
WHEREAS, Comm Bancorp and the Bank entered into an employment agreement dated October 1, 2001 (“2001 Agreement”);
WHEREAS, the employment agreement was not amended to comply with Internal Revenue Code Section 409A (“Section 409A”); and
WHEREAS, Comm Bancorp, the Bank, and the Executive wish to amend the 2001 Agreement to comply with Section 409A.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:
1. Amendments. The Executive Agreement is hereby amended as follows:
A. The paragraph 9.B. entitled “Disability” shall be deleted in its entirety and the following paragraph submitted in its place:
DISABILITY. Disability shall have the meaning as set forth in Section 409A and shall mean 1) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or 2) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

B. Paragraph 9.D. entitled “Health and Good Reason” shall be deleted in its entirety and the following paragraph submitted in its place:
HEALTH, GOOD REASON, AND CHANGE OF CONTROL. The Executive may terminate his employment hereunder (1) if he becomes subject to a disability as defined in paragraph 9.B. or (2) for Good Reason. The term “Good Reason” shall mean (i) any assignment to the Executive, without his consent, of any duties other than those specifically contemplated by paragraph 2 hereof, (ii) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive’s employment for Cause, (iii) failure of either Comm Bancorp or the Bank, as the case may be, to comply with paragraph 5 hereof, and (iv) any other material breach of either Comm Bancorp or the Bank of this Agreement.
Executive shall within ninety (90) days of the occurrence of any of the foregoing events constituting Good Reason, provide notice to Comm Bancorp and the Bank of the existence of the condition and provide Comm Bancorp and the Bank thirty (30) days in which to cure such condition. In the event that Comm Bancorp and Bank do not cure the condition within thirty (30) days of such notice, Executive may resign from employment and give notice in writing to Comm Bancorp and the Bank and the provisions of paragraph 10.B. of this Agreement shall apply.
Within two (2) years of a change of control as defined in paragraph 11, Executive may terminate employment and collect benefits under paragraph 10.B.
C. Paragraph 10 entitled “Payments upon Termination/Non-Extension” shall be deleted in its entirety and the following new paragraph substituted in its place:
PAYMENTS UPON TERMINATION/NON-EXTENSION
A. FOR CAUSE. If the Executive’s employment shall be terminated for Cause pursuant to paragraph 9.C., Comm Bancorp and the Bank shall pay the Executive his full Annual Salary through the date of termination at the rate in effect at the time of termination (e.g. reimbursements and the value of his accrued but unused fringe benefits), and neither Comm Bancorp nor the Bank shall have further obligations to the Executive under this Agreement, except Executive shall receive all other vested employee benefits to which Executive may be entitled when due and payable.

B. UNILATERAL, DEATH, DISABILITY AND GOOD REASON TERMINATION. If the Executive’s employment by either Comm Bancorp or the Bank is terminated (other than pursuant to paragraph 9.C), or if the Executive shall terminate his employment for Good Reason or if the Executive’s employment shall be terminated because of death or disability, then Comm Bancorp and the Bank shall pay the Executive (or his estate in the case of death) within thirty (30) days of such termination date, the lump sum equivalent (without discounting for present value) of his full Annual Direct Salary from the date of termination for the remaining term of this Agreement.
If Executive terminates his employment as a result of a Change of Control under Paragraph 9.D or if Executive’s employment is terminated by the successor in interest as a result of a change of control, then the Bank and Comm Bancorp shall pay to the Executive, the Executive’s Annual Salary for twenty four (24) months from the date of termination. In any such event, the Bank and Comm Bancorp shall continue to provide long-term disability and medical benefits throughout such period of time that a payment is made under this sub-paragraph 10.B. In the event that Comm Bancorp and the Bank are unable to continue to provide such benefits because the Executive is no longer an employee, then Comm Bancorp and the Bank shall provide the Executive a payment in an amount necessary to reimburse Executive for the monthly payments made by him to obtain substantially similar benefits. Executive shall receive all other vested employee benefits to which Executive may be entitled when due and payable. All other employee fringe benefits shall cease under the terms provided in the respective plans.
Termination of employment shall having the meaning of “separation of service” as defined in Section 409A.
D. A new paragraph 10.E. shall be added as follows:
SPECIFIED EMPLOYEE. If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service (within the meaning of Code Section 409A) for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

E. Paragraph 11 “Definition of Change of Control” shall be deleted in its entirety and the following paragraph submitted in its place:
Definition of Change of Control. A Change of Control shall have the meaning as set for in Internal Revenue Code Section 409A and the guidance and regulations promulgated thereunder.
F. A new paragraph 19 shall be added as follows:
19. Section 409A. Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.
2. REAFFIRMATION OF EXECUTIVE AGREEMENT. All of the other terms and conditions of the Executive Agreement remain unchanged and are hereby ratified and affirmed by the Bank and the Executive except to the extent that they may be inconsistent with this Amendment. When this Amendment is executed by the parties hereto, it shall become part of the Executive Agreement and shall have the same force and effect as if the terms and conditions hereof were originally incorporated into the Executive Agreement.
3. GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the United States of America.

IN WITNESS WHEREOF, the parties have signed and sealed this Agreement the day and the year first above written.

ATTEST:	COMM BANCORP, INC.

/s/ Scott A. Seasock	By:	/s/ William F. Farber, Sr. William F. Farber, Sr., Chairman, President
Title:		and Chief Executive Officer

ATTEST:	COMMUNITY BANK & TRUST COMPANY

/s/ Scott A. Seasock	By:	/s/ William F. Farber, Sr. William F. Farber, Sr., Chairman, President
Title:		and Chief Executive Officer

WITNESS	EXECUTIVE

/s/ Scott A. Seasock	/s/ William R. Boyle

William R. Boyle

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